Exhibit 10.3

Under Section 5(a) of the Amended and Restated Employment Agreement effective as of August 11, 2015 (the “Employment Agreement”) by and between Sprint Corporation (the “Company”) and Marcelo Claure, the Company’s Chief Executive Officer, Mr. Claure is allowed up to six hours of flight time on the Company’s aircraft for one or more round-trip domestic or international flights per month for Mr. Claure and his family and/or guests (which hours to the extent unused will be carried over to the next month). On May 13, 2016, the Compensation Committee of the Company approved six additional flight hours under this provision for six months, increasing the amount of such flight time allowance to twelve hours per month for June 2016 through November 2016. On December 1, 2016, Mr. Claure’s flight time allowance will revert to the six hours per month as provided in the Employment Agreement.